Exhibit 10.40

Internal confidential documents

Medical care fusion cardiovascular and cerebrovascular health intervention (experience) center

Memorandum of Service

(Agreement No.: YYRH20240313A)

Party A: Guangdong Provincial Elderly Care Service Industry Promotion Association

(affix one's seal)

authorized representative:

(sign)

Party B: Shenzhen Beisman Precision Instrument Co., LTD

(affix one's seal)

authorized representative:

(sign)

Signing place: Guangzhou City

Signing date: 20 years month day

Agreement number: YYR H 20240313APage 1 of 6 pages

Internal confidential documents

Memorandum of Service

With the development of economy and society, especially the aging of the population and the change of residents' production and life style, the incidence of cardiovascular and cerebrovascular diseases in China is on the rise. At present, the number of cardiovascular diseases in China has reached 330 million, which has become one of the biggest threats to the health of Chinese residents. Party A and Party B are fair through friendly consultation

The principle of justice and mutual benefit, to reach the following memorandum of service.

One. Cooperation content

Party A will give full play to the resources and industry endorsement of the medical and nursing integration platform, prevent and treat cardiovascular and cerebrovascular diseases, and operate in the third-party cooperation space in various cities. Party B shall cooperate with Party A to promote the integration of cardiovascular and cerebrovascular diseases. The construction of the health intervention (experience) center shall promote Party B's brand products to the whole society with Party A as the carrier.

1. Party B applies to join the vice president unit of Party A

Party B applies to join the vice president of Party A, and shall handle the membership procedures according to the Articles of Association of Guangdong Elderly Care Service Industry Promotion Association, and the membership fee shall be one human peripheral blood vessel health testing equipment (product The model is: BV-620VP) is deducted as two ten-year membership dues.

2. Party A authorizes Party B to set up the "Balanced and active health Project"

Party A authorizes the establishment of "Balance of initiative and health" in party B's office space Project ", to drive the sales of human peripheral vascular health testing equipment.

3. Party A authorizes the human peripheral vascular health testing equipment involved in this cooperation project as " Guangdong Products recommended by provincial Medical Care Integration Organizing Committee and Guangdong Elderly Care Service Industry Promotion Association"

In order to enhance the brand awareness of Party B, Party A authorizes the human peripheral vascular health testing equipment involved in the cooperation project (the product model is: BV -620VP ) As the "recommended product by Guangdong Provincial Organizing Committee of Medical and Nursing Integration and Guangdong Provincial Elderly Service Industry Promotion Association", and incorporated into the " Five laws of medical and nursing integration Party A shall provide one of the special testing equipment of the Balanced Active Health Project " with a written authorization description.

4. Party B shall cooperate with Party A to promote the construction of the cardiovascular and cerebrovascular health intervention (experience) center for medical and nursing integration

To the community, residential area, health hall, restaurants and hotels, nursing homes, hospitals, rehabilitation centers, nursing

Agreement No.: YYRH20240313A Page 2 of 6 pages

Internal confidential documents

Third-party enterprises with property or space resources such as hospitals, health clubs and traditional Chinese medicine centers are the cooperation objects, and cooperation methods such as in stores and joint stores are adopted. Among them, Party A shall authorize listing and continuously introduce relevant cardiovascular and cerebrovascular intervention products and equipment; Party B shall be responsible for providing human peripheral vascular health testing equipment by lease or release; and third-party cooperative enterprises shall be responsible for providing property, space and decoration. Both sides jointly copy externally Incubation, the introduction of social capital and leading enterprises in the industry investment.

5. The two sides jointly held a special popular science training activity on medical and cerebrovascular health intervention integrating cardiovascular and cerebrovascular health

Relying on the medical fusion platform resources, party a and party b jointly in the big community, pension institutions such as medical have fusion cardio cerebrovascular health intervention project popular science training activities, by providing peripheral vascular parameters, vascular elasticity, vascular blockage, blood vessel stenosis, blood flow velocity, pulse like the detection, such as service, provide customers with five method balance active health intervention and related intervention experience services, for the cooperation project drainage, drive the medical fusion cardiovascular health intervention development of the center (experience), party a is responsible for hiring with teaching Qualified experts, Party B shall be responsible for providing blood flow equipment testing and certain technical support.

6. Party A shall be responsible for the training of professional intervention personnel in the five-way balanced active health management system

Party A shall provide professional training on active health management system for the personnel assigned by the medical and nursing integration center and the cooperative enterprises, and cultivate a group of professional intervention talents to drive the peripheral blood vessels of the human body

Promotion and sales of health testing equipment.

7. Party B is responsible for the packaging, printing, production, processing and use of the external peripheral vascular health testing equipment Guide advice and after-sales service

For the equipment sold through Party A or the equipment directly traded by Party A, Party A shall, on the basis of the packaging design of party B's existing peripheral vascular health testing equipment for Party B, add the LOGO without changing the appearance. Party B shall be in charge of the packaging, printing, production and processing and after-sales service of the external peripheral vascular health testing equipment. Party B shall guarantee the legal qualification of the peripheral vascular health testing equipment, and provide the production and processing qualification, the qualification of testing qualification report and other conditions stipulated by the state Medical device sales qualification. In addition, Party B shall provide the instructions or guidance and suggestions for the use of the relevant equipment.

Agreement number: YYRH20240313A Page 3 of 6 pages

Internal confidential documents

8. Others

Other activities related to the promotion of the cooperation project, including holding free cardiovascular and cerebrovascular clinics Salon, forum and other diversified activities.

The specific cooperation plan of the above cooperation projects will be signed into a supplementary agreement separately, and the content of the supplementary agreement shall prevail.

Two. Intellectual Property Statement

1. About the five methods of balancing and active health management system involved in this cooperation project, and the cloud diagnosis of famous doctors The ownership of intangible assets such as Taiwan system, trademark and domain name shall be owned by Party A.

2. This cooperation project involves the patent and birth of human peripheral vascular health testing equipment produced by Party B The ownership of the production and processing base shall be owned by Party B.

3. During the cooperation period, the project or products jointly developed and signed by both parties shall be owned by both parties.

Three. Settlement method, income source and profit distribution

1. During the operation of the Medical and Care Integration Cardiovascular and cerebrovascular Health Intervention (Experience) Center, the human peripheral vascular health testing equipment (product model: BV-620VP) provided by Party B shall be divided into one-time procurement Party B shall provide the unified market price for the three settlement methods of the monthly rent and the lowest priceThe settlement price of the department shall be settled with Party A as follows:

1) One-time purchase:

A. Market uniform price 98,9,40 _ yuan / unit, internal settlement price 33800 _ Yuan / Taiwan;

B. For the vice president unit of Guangdong Elderly Care Service Industry romotion Association, the internal settlement price of the special policy isRMB 27,000 / set, Party A shall provide Party B with the plaque picture of the vice president's unit as the certificate

2) Monthly rent: uniform market price, 8245 Yuan / month / unit, the internal settlement price, 2,280 yuan / month / unit

3) Charge according to the times: the unified market price is 70 yuan per time, and the internal settlement price. 2.0 Yuan / times;

2. Settlement period: month bear.

Agreement number: YYRH20240313APage 4 of 6 pages

Internal confidential documents

3. If Party B shall first supply the human peripheral vascular health testing equipment, In the case of each use charge, For such reasons, due to the third-party enterprises, Terminate the cooperation, Then the human peripheral vascular health testing equipment shall be directly returned to Party B, The third-party enterprise shall settle the cost of each equipment use; If, during the operation period, The service fee charged by the human peripheral vascular health testing equipment does not reach 130% of the market selling price of the equipment (i. e. a 30% premium), Then the human peripheral vascular health testing equipment shall also be returned to Party B; If the service fee charged by human peripheral vascular health testing devices is more than 130% of the device market sales, The human peripheral vascular health testing equipment shall be provided by party A and the third party providing the property or space All enterprises.

Four. Confidentiality matters

1. Party A and Party B promise to keep confidential the project and without consent Who is not allowed to disclose and use customer information, let alone a third party disclosure.

2. The testing data of users and users must be kept strictly confidential. The customer information of users, without consent,No leakage or sale to a third party.

Five. Resolution of the dispute

1. Regarding the quality of peripheral vascular health testing equipment, the management department of medical devices The appraisal result issued by the door or the subordinate unit shall prevail.

2. In case of any dispute arising from the performance of this MOU, the parties shall timely settle it through consultation If the business fails, the third party shall coordinate the handling.

Six, other

1. Party A is a non-profit organization that only provides consulting services and does not bear any economic disputes of Party B.

2. Within one year of the performance of this service memorandum, Party B shall unilaterally withdraw from Party A's organization and recover the equipmen The right shall be subject to the service of the notice or notification.

Agreement number: YYRH 20240313A Page 5 of 6 pages

Internal confidential documents

3. Party B is the honorary vice president unit of Party A and enjoys the treatment of vice president and shall not participate in the substantive process of Party A. The camp shall not undertake any bligations of Party A.

4. A supplementary cooperation agreement will be signed separately for the specific projects involved in this service MOU.

5. Validity period of this Service Memorandum ( five Year, since 2024 On March 13 Date to 2029

In March On 12 days, the original shall be made in duplicate, with each party holding one copy.

6. For matters not covered herein, both parties shall be separately agreed on the principle of mutual benefit and friendly negotiation and reflected in the form of supplementary agreement; the supplementary agreement of this service memorandum and the service Forget has the same legal effect.

7. This Memorandum of Service shall come into force upon being signed and sealed by the authorized representatives of both parties.

(No text below, for signature page)

Party A: Guangdong Provincial Elderly Care Service Industry Promotion Association	Party B: Shenzhen Bestman Precision Instrument Co., LTD

Representative (Signature / seal):	Representative (Signature / seal):

Address: Team 2, Sanfeng Village, Huadong Town, Huadu District, Guangzhou City No.88, Eighth Lane	Address: 8th floor, Yifang Building, Guangming District, Shenzhen City

Tel.:	Tel.:

In 2024	In 2024

Agreement number: YYRH20240313A Page 6 of 6 pages